Exhibit 99.1

June 22, 2017

XL Group Ltd Announces Pricing of EUR Subordinated Notes

HAMILTON, Bermuda, June 22, 2017 -- XL Group Ltd (NYSE: XL) (the “Company”) announced today that its wholly-owned subsidiary, XLIT Ltd. (“XL-Cayman”), has priced a public offering of €500,000,000 aggregate principal amount of Fixed to Floating Rate Subordinated Notes due 2047 (the “subordinated notes”), which will be fully and unconditionally guaranteed by the Company. The subordinated notes will be issued at 99.054% of par value and will bear interest at a rate of 3.25% paid annually during the initial fixed interest period of ten years and at a floating rate thereafter. The offering is expected to close on June 29, 2017, subject to customary closing conditions.

The Company expects to receive net proceeds from this offering of approximately €490.8 million, after deducting underwriting fees and estimated offering expenses. The Company intends to use the net proceeds from the issue of the subordinated notes to pay a portion of the tender consideration in connection with the previously announced tender offers by XL-Cayman for existing hybrid capital instruments, and to pay transaction fees and expenses.

The joint bookrunning managers for the offering are Barclays Bank PLC, Credit Suisse Securities (Europe) Limited, Goldman Sachs & Co. LLC and HSBC Bank plc.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the subordinated notes or any other securities, and shall not constitute an offer, solicitation or sale of the subordinated notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-199842), and by means of a prospectus and related prospectus supplement (when available), which may be obtained by visiting the U.S. Securities and Exchange Commission’s website at www.sec.gov or by contacting Barclays Bank PLC at 888-603-5847, Credit Suisse Securities (Europe) Limited at 1-800-221-1037, Goldman Sachs & Co. LLC at 866-471-2526 or HSBC Bank plc at 44 (0) 20 7991 8888.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the expected closing of the offering. Statements that are not historical facts, including statements about the Company’s or XL-Cayman’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could,” “would,” “look” or similar statements of a future or forward-looking nature identify forward-looking statements. Factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and our other documents on file with the SEC. Neither the Company nor XL-Cayman undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT: XL Group Ltd

Abbe F. Goldstein, CFA
Director of Investor Relations
+1 (203) 964-3573

Carol Parker Trott
Corporate Communications & Reinsurance C&M Director
+1 441 294 7290